CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 25, 2013, accompanying the financial statements of Insured Municipals Income Trust, Series 589 (included in Van Kampen Unit Trusts, Municipal Series 852) as of October 31, 2012, and for the period from December 14, 2009 (date of deposit) through October 31, 2010 and for each of the two years in the period ended October 31, 2012 and the financial highlights for the period from December 14, 2009 (date of deposit) through October 31, 2010 and for each of the two years in the period ended October 31, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-162285) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2013